CONSENT OF INDEPENDENT AUDITORS


  We consent to the incorporation by reference in the Registration Statement (Form S-3 Number 33-59356) of Viacom Inc. and Viacom International Inc. and the Registration Statements (Form S-8 Numbers 33-41934 and 33-56088) of Viacom Inc. and in the related Prospectuses of our reports dated August 27, 1993, except for Notes A and I, as to which the date is September 10, 1993, with respect to the consolidated financial statements and schedules of Paramount Communications Inc. included in its Transition Report (Form 10-K) for the six months ended April 30, 1993, as amended September 28, 1993, as further amended September 30, 1993 and as further amended March 21, 1994, which are incorporated by reference in this Current Report (Form 8-K).


                                          ERNST & YOUNG


  New York, New York
  March 28, 1994





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